Lexmark reports third quarter results

  Exploration of strategic alternatives to enhance shareholder value underway
  Grew Core revenue in constant currency while reducing laser supplies channel inventory
  Strong results in Higher Value Solutions reflect growth in Enterprise Software and MPS
  Deferred software revenue increased 66 percent year to year
  Annualized subscription contract value increased 25 percent year to year
  Paid 16th consecutive quarterly dividend

LEXINGTON, Ky. – Oct. 27, 2015 – Lexmark International, Inc. today announced financial results for the third quarter of 2015.

“While the third quarter was challenging, Lexmark Enterprise Software drove strong growth in our Higher Value Solutions revenue, which now accounts for 43 percent of total revenue,” said Paul Rooke, Lexmark chairman and chief executive officer.

“While Lexmark continues to focus on this growth and transforming the company, Lexmark also recently announced that our Board of Directors has initiated an exploration of strategic alternatives to enhance shareholder value and unlock the intrinsic value created by the company,” Rooke said. “During this process, Lexmark will remain squarely focused on our customers and delivering strong financial results.”

Third Quarter Results

  Third quarter revenue and EPS reflect strong Enterprise Software growth and margin expansion, more than offset by the strong U.S. dollar, the optimization of laser supplies channel inventory and the ongoing exit of inkjet.

Revenue (millions)	3Q15	3Q14
GAAP	$851	$918
Adjustments	17	3
Non-GAAP	$868	$921

EPS	3Q15	3Q14[1]
GAAP	$(0.25)	$0.55
Adjustments	0.82	0.41
Non-GAAP	$0.57	$0.96

Third Quarter GAAP Results Year-to-Year Comparisons

  Revenue of $851 million in 2015 compares to $918 million in 2014.
  Gross profit margin of 37.6 percent compares to 38.9 percent in the same period last year.
  Operating income margin was -2.5 and 5.9 percent in 2015 and 2014, respectively.
  EPS of -$0.25 in 2015 compares to $0.55 in the same period last year.

Third Quarter Non-GAAP Results Year-to-Year Comparisons

  Revenue of $868 million in 2015 compares to $921 million in 2014.
  Core revenue2 of $837 million declined 3 percent, grew 4 percent at constant currency3.
  Gross profit margin of 40.9 percent compares to 40.4 percent in the same period last year.
  Operating income margin was 7.4 percent and 10.5 percent in 2015 and 2014, respectively.
  Adjusted EBITDA4 of $104 million in 2015 compares to $140 million in 2014.
  EPS of $0.57 in 2015 compares to $0.96 in the same period last year.

Third Quarter Non-GAAP Segment Revenue Year-to-Year Comparisons

  ISS5 revenue declined 16 percent, down 11 percent at constant currency.
  Managed Print Services (MPS6) revenue grew 1 percent, up 8 percent at constant currency.
  Non-MPS7 revenue declined 18 percent, down 14 percent at constant currency.
  Inkjet Exit8 revenue declined 48 percent, down 45 percent at constant currency.
  Enterprise Software revenue was $148 million. Excluding adjustments, Enterprise Software revenue of $165 million grew 92 percent, up 102 percent at constant currency.
  Deferred software revenue9 increased 66 percent year to year.
  Annualized subscription contract value10 increased 25 percent year to year.

Third Quarter Non-GAAP Higher Value Solutions Revenue Year-to-Year

  Lexmark’s Higher Value Solutions revenue11 of $372 million excluding adjustments grew 28 percent, up 37 percent at constant currency.
  Higher Value Solutions revenue accounted for 43 percent of total revenue, up from 32 percent in the same period in 2014.

Third Quarter Annuity Revenue

  Lexmark’s Annuity revenue12 of $2.4 billion comprised 68 percent of Core revenue.
  Lexmark’s Annuity revenue base consists of laser supplies, software maintenance, software subscriptions and ISS extended warranty for the trailing four quarters.

Balance Sheet

  Cash13 was $143 million at quarter end, $140 million of which was non U.S.-based.
  Net Debt14 was $954 million. This includes cash minus credit facilities of $397 million and long-term bonds of $700 million. This compares to Net Cash14of $133 million in the same period last year.

Cash Flow

  Net cash flow provided by operating activities was $22 million compared with $123 million in the same quarter of 2014.
  Free cash flow15 was $2 million compared with $87 million in the same quarter of 2014.
  Capital expenditures were $19 million compared to $36 million in the same quarter last year.

Driving Shareholder Value

  Lexmark’s Board of Directors has authorized the exploration of strategic alternatives to enhance shareholder value and unlock the intrinsic value created by the company.
  Lexmark’s target is to return more than 50 percent of free cash flow to shareholders, on average, through quarterly dividends and share repurchases.
  Lexmark has returned 93 percent since the first quarter of 2011.
  Lexmark paid a third quarter dividend of $22 million, its 16th consecutive quarterly dividend.
  Lexmark’s dividend yield places the company in the top 10 percent of dividend-paying technology companies16.

Lexmark Enterprise Software Healthcare Solutions Selected by UNC Health Care System and UF Health Shands

Lexmark announced that North Carolina-based UNC Health Care System and Florida-based UF Health Shands Hospital have selected Lexmark Enterprise Software solutions.

  UNC Health Care System (HCS) will deploy the Lexmark Vendor Neutral Archive (VNA). A consolidated, VNA-based medical image repository and integrated enterprise viewing solution will support the UNC HCS vision of “one patient, one chart, one image repository.”
  UF Health Shands Hospital, part of the Southeast’s most comprehensive academic health center, will deploy the Lexmark VNA to serve as an enterprise solution for managing medical images across its healthcare facilities and clinics. Lexmark VNA is expected to provide enhanced interoperability of patient information with the hospital’s existing electronic medical record and other clinical information systems.

Lexmark’s Leading Higher Value Solutions Recognized

In the third quarter, several top industry analyst firms positioned Lexmark as a leader in their key evaluations for the year. The recognition reflects the strength of Lexmark’s higher value solutions, connecting people to the information they need at the moment they need it. Lexmark was named a leader across a range of software and services categories:

  MPS – Quocirca positioned Lexmark for the fourth consecutive year as a leader in managed print services17.
  Enterprise Content Management – Lexmark was positioned in the Leaders Quadrant of the Gartner, Inc. Magic Quadrant for ECM for the third consecutive year18, and was named a leader in The Forrester WaveTM ECM Business Content Services, Q3 2015.
  Enterprise Search – For the second consecutive year, Gartner positioned Lexmark in the Leaders Quadrant for enterprise search solutions, 201519.

Looking Forward – Fourth Quarter of 2015

  Core revenue is expected to decline -1 to -3 percent year to year.
  Total revenue is expected to be in the range of -4 to -6 percent year to year.
  GAAP EPS are expected to be around $0.00 to $0.10.
  Non-GAAP EPS are expected to be around $1.05 to $1.15.

Looking Forward – Full Year of 2015

  Core revenue is expected to be flat to down 1 percent year to year.
  Total revenue is expected to be in the range of -3 to -4 percent year to year.
  GAAP EPS are expected to be around -$0.38 to -$0.48.
  Non-GAAP EPS are expected to be around $3.42 to $3.52.

Conference Call Today

  The company will be hosting a conference call with securities analysts today at 8:30 a.m. EDT. A live broadcast and a complete replay of this call can be accessed from Lexmark’s investor relations website at http://investor.lexmark.com. If you are unable to connect to the Internet, you can access the call via telephone at 888-693-3477 (outside the U.S. by calling 973-582-2710) using access code 39533619.
  Lexmark’s earnings presentation slides, including reconciliations between GAAP and non-GAAP financial measures, will be available on Lexmark’s investor relations website prior to the live broadcast.

About Lexmark

Lexmark (NYSE: LXK) creates enterprise software, hardware and services that remove the inefficiencies of information silos and disconnected processes, connecting people to the information they need at the moment they need it. Open the possibilities at www.Lexmark.com.

Lexmark, the Lexmark logo and Open the possibilities are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries. All other trademarks are the property of their respective owners.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties which may cause the company’s actual results or performance to be materially different from the results or performance expressed or implied by the forward-looking statements. Factors that may impact such forward-looking statements include, but are not limited to, the companies recent announcement to explore strategic alternatives may not realize the anticipated benefits of enhancing shareholder value as well as such announcement potentially impacting customer decision making, including delayed or lost orders, inability to attract, retain and motivate key employees, and other business continuity; fluctuations in foreign currency exchange rates; decreased supplies consumption; excessive inventory for the company’s reseller channel; aggressive pricing from competitors and resellers; failure to successfully integrate newly acquired businesses; inability to realize all of the anticipated benefits of the company’s acquisitions; failure to manage inventory levels or production capacity; possible changes in the size of expected restructuring costs, charges, and savings; market acceptance of new products; continued economic uncertainty related to volatility of the global economy; inability to execute the company’s strategy to become an end-to-end solutions provider; changes in the company’s tax provisions or tax liabilities; periodic variations affecting revenue and profitability; the failure of information technology systems, including data breaches or cyberattacks; the inability to develop new products and enhance existing products to meet customer needs on a cost competitive basis; reliance on international production facilities, manufacturing partners and certain key suppliers; business disruptions; increased competition in the aftermarket supplies business; inability to obtain and protect the company’s intellectual property rights and defend against claims of infringement and/or anticompetitive conduct; ineffective internal controls; customer demands and new regulations related to conflict-free minerals; fees on the company’s products or litigation costs required to protect the company’s rights; inability to perform under managed print services contracts; terrorist acts; acts of war or other political conflicts; increased investment to support product development and marketing; the financial failure or loss of business with a key customer or reseller; credit risk associated with the company’s customers, channel partners, and investment portfolio; the outcome of litigation or regulatory proceedings to which the company may be a party; unforeseen cost impacts as a result of new legislation; changes in a country’s political or economic conditions; disruptions at important points of exit and entry and distribution centers; and other risks described in the company’s Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.

In an effort to provide investors with additional information regarding the company's results as determined by generally accepted accounting principles (GAAP), the company has also disclosed in this press release non-GAAP financial measures such as EBITDA, Adjusted EBITDA, earnings per share amounts and related income statement items which management believes provides useful information to investors. When used in this press release, “non-GAAP” Adjusted EBITDA, earnings per share amounts and related income statement items exclude restructuring charges and project costs, acquisition and divestiture-related adjustments and pension plan actuarial gains/losses. The rationale for management's use of non-GAAP measures is included in Appendix A to the financial information attached hereto.

  As reported in Lexmark’s 2014 Annual Report on Form 10-K, Lexmark identified a material weakness in accounting for income taxes. As part of the company’s continued income tax accounting remediation efforts, tax revisions to correct errors have been made for prior fiscal periods, including 3Q14. Revisions to GAAP EPS were as follows: 3Q14 EPS of -$0.05, 4Q14 EPS of +$0.05, and Full Year 2014 of +$0.01. Revisions to non-GAAP EPS were as follows: 3Q14 EPS of -$0.09, 4Q14 EPS of +$0.03, and Full Year 2014 of -$0.05.
  Core revenue is defined as total Lexmark revenue minus Inkjet Exit revenue.
  Constant currency is calculated by translating prior period results at current period exchange rates and removing related hedge gains and losses.
  Adjusted EBITDA, a non-GAAP measure, is defined as net earnings plus net interest expense (income), provision for income taxes, depreciation and amortization, excluding restructuring charges and project costs, acquisition and divestiture related adjustments and pension plan actuarial gains or losses.
  ISS is the acronym for Lexmark’s Imaging Solutions and Services segment.
  MPS revenue is defined as ISS laser hardware, supplies and fleet management solutions sold through a managed print services agreement.
  Non-MPS revenue is defined as ISS laser hardware, laser supplies, dot matrix hardware, and dot matrix supplies not sold as a part of an MPS agreement. Non-MPS also includes parts and service related to hardware maintenance.
  Inkjet Exit is defined as consumer and business inkjet hardware and supplies that the company is exiting.
  Deferred software revenue is defined as amounts billed to customers but not yet recognized as software revenue.
  Annualized subscription contract value indicates value for the upcoming four quarters.
  Higher Value Solutions revenue is defined as combined MPS and Enterprise Software revenue.
  Annuity revenue includes laser supplies, laser extended warranty, software subscriptions, and software maintenance for the trailing four quarters.
  Cash is defined as cash, cash equivalents and current marketable securities.
  Net debt or Net cash, a non-GAAP measure, is defined as Cash minus long-term and short-term debt.
  Free cash flow, a non-GAAP measure, is defined as net cash flows provided by operating activities minus purchases of property, plant and equipment plus proceeds from sale of fixed assets if applicable.
  Based on dividend yields as of October 13, 2015 per Capital IQ
  Quocirca Managed Print Services Landscape, 2015
  Gartner Inc., Magic Quadrant for Enterprise Content Management, Published: 25 October 2015, Hanns Koehler-Kruener, Kenneth Chin, and Karen A. Hobert
  Gartner, Magic Quadrant for Enterprise Search, Whit Andrews, Hanns Koehler-Kruener, 19 August 2015

Investor Contact:

John Morgan

(859) 232-5568

jmorgan@lexmark.com

Media Contact:

Jerry Grasso

(859) 232-3546

ggrasso@lexmark.com

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

(In Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2015	2014	2015	2014
Revenue:
Product	$669.0	$786.7	$2,103.6	$2,323.5
Service	182.1	131.4	478.8	364.1
Total Revenue	851.1	918.1	2,582.4	2,687.6
Cost of revenue:
Product	423.8	470.4	1,267.9	1,369.9
Service	107.7	90.3	302.1	258.9
Restructuring-related costs	–	0.1	0.8	8.7
Total Cost of revenue	531.5	560.8	1,570.8	1,637.5
Gross profit	319.6	357.3	1,011.6	1,050.1

Research and development	81.6	87.2	244.9	247.2
Selling, general and administrative	261.0	208.9	736.0	617.5
Restructuring and related (reversals) charges	(1.4)	6.7	32.2	14.6
Operating expense	341.2	302.8	1,013.1	879.3
Operating (loss) income	(21.6)	54.5	(1.5)	170.8

Interest expense (income), net	10.4	8.2	28.1	23.4
Other expense (income), net	3.4	1.0	3.6	2.2
(Loss) earnings before income taxes	(35.4)	45.3	(33.2)	145.2

(Benefit) provision for income taxes	(20.2)	10.6	(3.5)	42.7
Net (loss) earnings	$(15.2)	$34.7	$(29.7)	$102.5

Net (loss) earnings per share:
Basic	$(0.25)	$0.56	$(0.48)	$1.65
Diluted	$(0.25)	$0.55	$(0.48)	$1.62
Shares used in per share calculation:
Basic	61.7	62.0	61.5	62.1
Diluted	61.7	63.3	61.5	63.4
Cash dividends declared per common share	$0.36	$0.36	$1.08	$1.02

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION

(In Millions)

(Unaudited)

	September 30,	December 31,
	2015	2014
ASSETS

Current assets:
Cash and cash equivalents	$142.9	$309.3
Marketable securities	–	624.6
Trade receivables, net	441.7	424.1
Inventories	257.4	253.0
Prepaid expenses and other current assets	305.8	237.9
Total current assets	1,147.8	1,848.9

Property, plant and equipment, net	742.0	786.0
Goodwill	1,339.1	603.4
Intangibles, net	577.8	264.3
Other assets	171.7	174.7
Total assets	$3,978.4	$3,677.3

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$478.8	$532.8
Accrued liabilities	664.7	670.7
Total current liabilities	1,143.5	1,203.5

Long-term debt	1,096.8	699.7
Other liabilities	590.4	489.6
Total liabilities	2,830.7	2,392.8

Stockholders' equity:
Common stock and capital in excess of par	1,014.6	956.7
Retained earnings	1,326.6	1,425.0
Treasury stock, net	(1,036.4)	(1,006.4)
Accumulated other comprehensive loss	(157.1)	(90.8)
Total stockholders' equity	1,147.7	1,284.5
Total liabilities and stockholders' equity	$3,978.4	$3,677.3

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Net (Loss) Earnings (In Millions)	3Q15	3Q14
GAAP	$(15)	$35
Restructuring charges and project costs	1	7
Acquisition and divestiture-related adjustments	48	19
Actuarial loss on pension plan	–	–
Remediation-related costs	2	–
Non-GAAP	$35	$61

	Nine Months Ended
	September 30
Net (Loss) Earnings (In Millions)	2015	2014
GAAP	$(30)	$103
Restructuring charges and project costs	32	25
Acquisition and divestiture-related adjustments	141	57
Actuarial loss (gain) on pension plan	–	(2)
Remediation-related costs	2	–
Non-GAAP	$146	$182

EBITDA and Adjusted EBITDA (In Millions)	3Q15	3Q14
GAAP Net (Loss) Earnings	$(15)	$35
Net interest expense (income)	10	8
(Benefit) provision for income taxes	(20)	11
Depreciation and amortization	80	64
EBITDA	$55	$118
Restructuring charges and project costs	1	11
Acquisition and divestiture-related adjustments	44	11
Actuarial loss on pension plan	–	–
Remediation-related costs	3	–
Adjusted EBITDA	$104	$140

	Nine Months Ended
	September 30
EBITDA and Adjusted EBITDA (In Millions)	2015	2014
GAAP Net (Loss) Earnings	$(30)	$103
Net interest expense (income)	28	23
(Benefit) provision for income taxes	(4)	43
Depreciation and amortization	223	196
EBITDA	$218	$365
Restructuring charges and project costs	39	32
Acquisition and divestiture-related adjustments	105	26
Actuarial loss (gain) on pension plan	–	(3)
Remediation-related costs	3	–
Adjusted EBITDA	$365	$421

(Loss) Earnings Per Share	3Q15	3Q14
GAAP	$(0.25)	$0.55
Restructuring charges and project costs	0.01	0.12
Acquisition and divestiture-related adjustments	0.78	0.30
Actuarial loss on pension plan	0.00	–
Remediation-related costs	0.03	–
Non-GAAP	$0.57	$0.96

	Nine Months Ended
	September 30
(Loss) Earnings Per Share	2015	2014
GAAP	$(0.48)	$1.62
Restructuring charges and project costs	0.52	0.39
Acquisition and divestiture-related adjustments	2.30	0.90
Actuarial loss (gain) on pension plan	0.00	(0.03)
Remediation-related costs	0.03	–
Non-GAAP	$2.37	$2.88

(Loss) Earnings Per Share Guidance	4Q15	4Q14
GAAP	$0.00 - $0.10	$(0.37)
Restructuring charges and project costs	0.14	0.12
Acquisition and divestiture-related adjustments	0.89	0.43
Actuarial gain on pension plan	–	0.95
Remediation-related costs	0.02	–
Non-GAAP	$1.05 - $1.15	$1.14

(Loss) Earnings Per Share Guidance	2015	2014
GAAP	$(0.38) - $(0.48)	$1.26
Restructuring charges and project costs	0.67	0.51
Acquisition and divestiture-related adjustments	3.19	1.33
Actuarial gain on pension plan	0.01	0.90
Remediation-related costs	0.04	–
Non-GAAP	$3.42 - $3.52	$3.99

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Revenue (In Millions) (1)	3Q15	3Q14
GAAP	$851	$918
Acquisition-related adjustments [A][B]	17	3
Non-GAAP	$868	$921

Higher Value Solutions Revenue (In Millions) (2)	3Q15	3Q14
GAAP	$851	$918
Inkjet Exit Revenue	(31)	(60)
Non-MPS Revenue	(465)	(570)
Higher Value Solutions Revenue	$355	$288
Acquisition-related adjustments [A][B]	17	3
Higher Value Solutions Revenue, excluding acquisition-related adjustments	$372	$291
Constant currency adjustments	(3)	(21)
Non-GAAP, at constant currency	$369	$270

Core Revenue (In Millions) (3)	3Q15	3Q14
GAAP	$851	$918
Inkjet Exit Revenue	(31)	(60)
Acquisition-related adjustments [A][B]	17	3
Core Revenue	$837	$861
Constant currency adjustments	(17)	(69)
Non-GAAP, at constant currency	$820	$792

Enterprise Software Revenue (In Millions) (4)	3Q15	3Q14
GAAP	$148	$83
Acquisition-related adjustments [A][B]	17	3
Non-GAAP	$165	$86
Constant currency adjustments	–	(4)
Non-GAAP, at constant currency	$165	$81

Annuity Revenue (In Millions) (5)	3Q15	3Q14
GAAP	$851	$918
Inkjet Exit Revenue	(31)	(60)
Non-Annuity Revenue	(265)	(268)
Annuity Revenue	$555	$591
Acquisition-related adjustments	14	2
Non-GAAP	$570	$593

Imaging Solutions and Services ("ISS") Revenue (In Millions) (6)	3Q15	3Q14
GAAP	$703	$835
Constant currency adjustments	(17)	(68)
Non-GAAP, at constant currency	$686	$767

Managed Print Services ("MPS") Revenue (In Millions) (7)	3Q15	3Q14
GAAP ISS Revenue	$703	$835
Inkjet Exit Revenue	(31)	(60)
Non-MPS Revenue	(465)	(570)
MPS Revenue	$207	$205
Constant currency adjustments	(3)	(17)
Non-GAAP, at constant currency	$204	$188

Non-MPS Revenue (In Millions) (8)	3Q15	3Q14
GAAP ISS Revenue	$703	$835
Inkjet Exit Revenue	(31)	(60)
MPS Revenue	(207)	(205)
Non-MPS Revenue	$465	$570
Constant currency adjustments	(14)	(48)
Non-GAAP, at constant currency	$451	$522

Inkjet Exit Revenue (In Millions) (9)	3Q15	3Q14
GAAP ISS Revenue	$703	$835
MPS Revenue	(207)	(205)
Non-MPS Revenue	(465)	(570)
Inkjet Exit Revenue	$31	$60
Constant currency adjustments	–	(3)
Non-GAAP, at constant currency	$31	$56

Gross Profit (In Millions)	3Q15	3Q14
GAAP	$320	$357
Restructuring charges and project costs [C][D]	–	–
Acquisition-related adjustments [A][B]	35	15
Actuarial loss (gain) on pension plan [E]	–	–
Non-GAAP	$355	$372

Gross Profit Margin (%)	3Q15	3Q14
GAAP	37.6%	38.9%
Restructuring charges and project costs	–	0.0%
Acquisition-related adjustments	4.0%	1.6%
Actuarial loss (gain) on pension plan	0.0%	–
Non-GAAP	40.9%	40.4%

Operating (Loss) Income (In Millions)	3Q15	3Q14
GAAP	$(22)	$55
Restructuring charges and project costs [C][D]	1	12
Acquisition and divestiture-related adjustments [A][B]	82	30
Actuarial loss (gain) on pension plan [E]	–	–
Remediation-related costs [F]	3	–
Non-GAAP	$64	$96

Operating Income Margin (%)	3Q15	3Q14
GAAP	(2.5)%	5.9%
Restructuring charges and project costs	0.1%	1.3%
Acquisition and divestiture-related adjustments	9.4%	3.3%
Actuarial loss (gain) on pension plan	0.0%	–
Remediation-related costs	0.4%	–
Non-GAAP	7.4%	10.5%

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

(1)

Year-to-year Revenue growth was approximately -7% on a GAAP basis and -6% on a non-GAAP basis, excluding acquisition-related adjustments. Financial results in the third quarter of 2015 include those of ReadSoft acquired in the third quarter of 2014, those of GNAX Health acquired in the fourth quarter of 2014, those of Claron acquired in the first quarter of 2015 and those of Kofax acquired in the second quarter of 2015.

(2)

Year-to-year Higher Value Solutions Revenue growth was approximately 23% on a GAAP basis, 28% on a non-GAAP basis, excluding acquisition-related adjustments, and 37% on a non-GAAP basis at constant currency. Higher Value Solutions Revenue was 42% as a percentage of total GAAP Revenue and 43% as a percentage of total non-GAAP Revenue, excluding acquisition-related adjustments, for the quarter ending September 30, 2015. Higher Value Solutions Revenue was 31% as a percentage of total GAAP Revenue and 32% as a percentage of total non-GAAP Revenue, excluding acquisition-related adjustments, for the quarter ending September 30, 2014. Financial results in the third quarter of 2015 include those of ReadSoft acquired in the third quarter of 2014, those of GNAX Health acquired in the fourth quarter of 2014, those of Claron acquired in the first quarter of 2015 and those of Kofax acquired in the second quarter of 2015.

(3)

Year-to-year Revenue growth was approximately -7% on a GAAP basis, -3% on a non-GAAP basis, excluding Inkjet Exit and acquisition-related adjustments, and 4% on a non-GAAP basis at constant currency. Financial results in the third quarter of 2015 include those of ReadSoft acquired in the third quarter of 2014, those of GNAX Health acquired in the fourth quarter of 2014, those of Claron acquired in the first quarter of 2015 and those of Kofax acquired in the second quarter of 2015.

(4)

Year-to-year Enterprise Software Revenue growth was approximately 78% on a GAAP basis, 92% on a non-GAAP basis, excluding acquisition-related adjustments, and 102% on a non-GAAP basis at constant currency. Financial results in the third quarter of 2015 include those of ReadSoft acquired in the third quarter of 2014, those of GNAX Health acquired in the fourth quarter of 2014, those of Claron acquired in the first quarter of 2015 and those of Kofax acquired in the second quarter of 2015.

(5)

Year-to-year Annuity Revenue growth was approximately -6% on a GAAP basis and -4% on a non-GAAP basis, excluding acquisition-related adjustments. Annuity Revenue was 65% as a percentage of total GAAP Revenue and 68% as a percentage of total Core Revenue for the quarter ending third. Financial results in the third quarter of 2015 include those of ReadSoft acquired in the third quarter of 2014, those of GNAX Health acquired in the fourth quarter of 2014, those of Claron acquired in the first quarter of 2015 and those of Kofax subsequent to the date of acquisition.

(6)	Year-to-year ISS Revenue growth was approximately -16% on a GAAP basis and -11% on a non-GAAP basis at constant currency.

(7)	Year-to-year MPS Revenue growth was approximately 1% on a GAAP basis and 8% on a non-GAAP basis at constant currency.

(8)	Year-to-year Non-MPS Revenue growth was approximately -18% on GAAP basis and -14% on a non-GAAP basis at constant currency.

(9)	Year-to-year Inkjet Exit Revenue growth was approximately -48% on a GAAP basis and -45% on a non-GAAP basis at constant currency.

[A]

Amounts for the three months ended September 30, 2015, include total acquisition-related adjustments of $81.5 million with $16.9 million, $18.2 million, $0.4 million and $46.0 million included in Revenue, Cost of revenue, Research and development and Selling, general and administrative, respectively. Selling, general and administrative includes $45.8 million of acquisition-related expenses and $0.2 million of divestiture-related expenses.

[B]

Amounts for the three months ended September 30, 2014, include total acquisition and divestiture-related adjustments of $30.2 million with $2.5 million, $12.0 million, $0.2 million and $15.5 million included in Revenue, Cost of revenue, Research and development and Selling, general and administrative, respectively. Selling, general and administrative includes $15.2 million of acquisition-related expenses and $0.3 million of divestiture-related expenses.

[C]

Amounts for the three months ended September 30, 2015, include total restructuring charges and project costs of $0.9 million with $2.3 million included in Selling, general and administrative and $(1.4) million included in Restructuring and related (reversals) charges.

[D]

Amounts for the three months ended September 30, 2014, include total restructuring charges and project costs of $11.7 million with $0.1 million and $4.9 million included in Restructuring-related costs and Selling, general and administrative, respectively, in addition to the $6.7 million in Restructuring and related (reversals) charges.

[E]

Amounts for the three months ended September 30, 2015, include actuarial loss on pension plan of $0.3 million with $0.1 million, $0.1 million and $0.1 million included in Cost of revenue, Research and development and Selling, general and administrative, respectively.

[F]	Amounts for the three months ended September 30, 2015, include remediation-related costs of $3.2 million included in Selling, general and administrative.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

	Nine Months Ended
	September 30
Revenue (In Millions) (1)	2015	2014
GAAP	$2,582	$2,688
Acquisition-related adjustments [A][B]	32	8
Non-GAAP	$2,614	$2,696

Higher Value Solutions Revenue (In Millions) (2)	2015	2014
GAAP	$2,582	$2,688
Inkjet Exit Revenue	(114)	(199)
Non-MPS Revenue	(1,500)	(1,704)
Higher Value Solutions Revenue	$969	$785
Acquisition-related adjustments [A][B]	32	8
Higher Value Solutions Revenue, excluding acquisition-related adjustments	$1,000	$793
Constant currency adjustments	(9)	(54)
Non-GAAP, at constant currency	$991	$739

Core Revenue (In Millions) (3)	2015	2014
GAAP	$2,582	$2,688
Inkjet Exit Revenue	(114)	(199)
Acquisition-related adjustments [A][B]	32	8
Core Revenue	$2,500	$2,497
Constant currency adjustments	(52)	(207)
Non-GAAP, at constant currency	$2,449	$2,289

	Trailing 4 quarters
Core Revenue (In Millions) (6)	2015	2014
GAAP	$3,605	$3,694
Inkjet Exit Revenue	(171)	(299)
Acquisition-related adjustments [A][B]	41	12
Core Revenue	$3,475	$3,408

Enterprise Software Revenue (In Millions) (4)	2015	2014
GAAP	$373	$206
Acquisition-related adjustments [A][B]	32	8
Non-GAAP	$405	$214
Constant currency adjustments	–	(9)
Non-GAAP, at constant currency	$405	$205

Deferred Software Revenue (In Millions) (5)	2015	2014
GAAP	$175	$104
Acquisition-related adjustments	30	19
Non-GAAP	$205	$123

	Trailing 4 quarters
Annuity Revenue (In Millions) (6)	2015	2014
GAAP	$3,605	$3,694
Inkjet Exit Revenue	(171)	(299)
Non-Annuity Revenue	(1,088)	(1,031)
Annuity Revenue	$2,346	$2,364
Acquisition-related adjustments	31	6
Non-GAAP	$2,377	$2,370

Imaging Solutions and Services ("ISS") Revenue (In Millions) (7)	2015	2014
GAAP	$2,209	$2,482
Constant currency adjustments	(52)	(209)
Non-GAAP, at constant currency	$2,157	$2,273

Managed Print Services ("MPS") Revenue (In Millions) (8)	2015	2014
GAAP ISS Revenue	$2,209	$2,482
Inkjet Exit Revenue	(114)	(199)
Non-MPS Revenue	(1,500)	(1,704)
MPS Revenue	$595	$579
Constant currency adjustments	(9)	(45)
Non-GAAP, at constant currency	$587	$535

Non-MPS Revenue (In Millions) (9)	2015	2014
GAAP ISS Revenue	$2,209	$2,482
Inkjet Exit Revenue	(114)	(199)
MPS Revenue	(595)	(579)
Non-MPS Revenue	$1,500	$1,704
Constant currency adjustments	(43)	(154)
Non-GAAP, at constant currency	$1,457	$1,550

Inkjet Exit Revenue (In Millions) (10)	2015	2014
GAAP ISS Revenue	$2,209	$2,482
MPS Revenue	(595)	(579)
Non-MPS Revenue	(1,500)	(1,704)
Inkjet Exit Revenue	$114	$199
Constant currency adjustments	–	(10)
Non-GAAP, at constant currency	$114	$189

Gross Profit (In Millions)	2015	2014
GAAP	$1,012	$1,050
Restructuring charges and project costs [C][D]	1	9
Acquisition-related adjustments [A][B]	79	40
Actuarial loss (gain) on pension plan [E][F]	–	(1)
Non-GAAP	$1,092	$1,099

Gross Profit Margin (%)	2015	2014
GAAP	39.2%	39.1%
Restructuring charges and project costs	0.0%	0.3%
Acquisition-related adjustments	3.0%	1.5%
Actuarial loss (gain) on pension plan	0.0%	(0.0)%
Non-GAAP	41.8%	40.8%

Operating (Loss) Income (In Millions)	2015	2014
GAAP	$(2)	$171
Restructuring charges and project costs [C][D]	40	35
Acquisition and divestiture-related adjustments [A][B]	198	83
Actuarial loss (gain) on pension plan [E][F]	–	(3)
Remediation-related costs [G]	3	–
Non-GAAP	$240	$286

Operating (Loss) Income Margin (%)	2015	2014
GAAP	(0.1)%	6.4%
Restructuring charges and project costs	1.5%	1.3%
Acquisition and divestiture-related adjustments	7.6%	3.1%
Actuarial loss (gain) on pension plan	0.0%	(0.1)%
Remediation-related costs	0.1%	–
Non-GAAP	9.2%	10.6%

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

(1)

Year-to-year Revenue growth was approximately -4% on a GAAP basis and -3% on a non-GAAP basis, excluding acquisition-related adjustments. Financial results of 2015 include those of ReadSoft acquired in the third quarter of 2014, those of GNAX Health acquired in the fourth quarter of 2014, those of Claron acquired in the first quarter of 2015 and those of Kofax acquired in the second quarter of 2015.

(2)

Year-to-year Higher Value Solutions Revenue growth was approximately 23% on a GAAP basis, 26% on a non-GAAP basis, excluding acquisition-related adjustments, and 34% on a non-GAAP basis at constant currency. Higher Value Solutions Revenue was 38% as a percentage of total GAAP Revenue and 38% as a percentage of total non-GAAP Revenue, excluding acquisition-related adjustments, for the period ending September 30, 2015. Higher Value Solutions Revenue was 29% as a percentage of total GAAP Revenue and 29% as a percentage of total non-GAAP Revenue, excluding acquisition-related adjustments, for the period ending September 30, 2014. Financial results of 2015 include those of ReadSoft acquired in the third quarter of 2014, those of GNAX Health acquired in the fourth quarter of 2014, those of Claron acquired in the first quarter of 2015 and those of Kofax acquired in the second quarter of 2015.

(3)

Year-to-year Revenue growth was approximately -4% on a GAAP basis, 0% on a non-GAAP basis, excluding Inkjet Exit and acquisition-related adjustments, and 7% on a non-GAAP basis at constant currency. Financial results of 2015 include those of ReadSoft acquired in the third quarter of 2014, those of GNAX Health acquired in the fourth quarter of 2014, those of Claron acquired in the first quarter of 2015 and those of Kofax acquired in the second quarter of 2015.

(4)

Year-to-year Enterprise Software Revenue growth was approximately 82% on a GAAP basis, 90% on a non-GAAP basis, excluding acquisition-related adjustments, and 98% on a non-GAAP basis at constant currency. Financial results of 2015 include those of ReadSoft acquired in the third quarter of 2014, those of GNAX Health acquired in the fourth quarter of 2014, those of Claron acquired in the first quarter of 2015 and those of Kofax acquired in the second quarter of 2015.

(5)

Year-to-year Deferred Software Revenue growth was approximately 68% on a GAAP basis and 66% on a non-GAAP basis, excluding acquisition-related adjustments. Financial results of 2015 include those of ReadSoft acquired in the third quarter of 2014, those of GNAX Health acquired in the fourth quarter of 2014, those of Claron acquired in the first quarter of 2015 and those of Kofax acquired in the second quarter of 2015.

(6)

Year-to-year Annuity Revenue growth for the trailing four quarters was approximately -1% on a GAAP basis and 0% on a non-GAAP basis, excluding acquisition-related adjustments. Annuity Revenue for the trailing four quarters was 65% as a percentage of total GAAP Revenue and 68% as a percentage of total Core Revenue for the period ending September 30, 2015. Financial results of 2015 include those of ReadSoft acquired in the third quarter of 2014, those of GNAX Health acquired in the fourth quarter of 2014, those of Claron acquired in the first quarter of 2015 and those of Kofax acquired in the second quarter of 2015.

(7)	Year-to-year ISS Revenue growth was approximately -11% on a GAAP basis and -5% on a non-GAAP basis at constant currency.

(8)	Year-to-year MPS Revenue growth was approximately 3% on a GAAP basis and 10% on a non-GAAP basis at constant currency.

(9)	Year-to-year Non-MPS Revenue growth was approximately -12% on GAAP basis and -6% on a non-GAAP basis at constant currency.

(10)	Year-to-year Inkjet Exit Revenue growth was approximately -43% on a GAAP basis and -40% on a non-GAAP basis at constant currency.

[A]

Amounts for the nine months ended September 30, 2015, include total acquisition-related adjustments of $197.9 million with $31.6 million, $47.6 million, $0.9 million and $117.8 million included in Revenue, Cost of revenue, Research and development and Selling, general and administrative, respectively. Selling, general and administrative includes $117.2 million of acquisition-related expenses and $0.6 million of divestiture-related expenses.

[B]

Amounts for the nine months ended September 30, 2014, include total acquisition and divestiture-related adjustments of $82.7 million with $7.9 million, $32.5 million, $0.6 million and $41.7 million included in Revenue, Cost of revenue, Research and development and Selling, general and administrative, respectively. Selling, general and administrative includes $39.9 million of acquisition-related expenses and $1.8 million of divestiture-related expenses.

[C]

Amounts for the nine months ended September 30, 2015, include total restructuring charges and project costs of $40.0 million with $0.8 million and $7.0 million included in Restructuring-related costs and Selling, general and administrative, respectively, in addition to the $32.2 million in Restructuring and related (reversals) charges.

[D]

Amounts for the nine months ended September 30, 2014, include total restructuring charges and project costs of $35.4 million with $8.7 million and $12.1 million included in Restructuring-related costs and Selling, general and administrative, respectively, in addition to the $14.6 million in Restructuring and related (reversals) charges.

[E]

Amounts for the nine months ended September 30, 2015, include actuarial loss on pension plan of $0.3 million with $0.1 million, $0.1 million and $0.1 million included in Cost of revenue, Research and development and Selling, general and administrative, respectively.

[F]

Amounts for the nine months ended September 30, 2014, include actuarial gain on pension plan of $2.9 million with $0.6 million, $1.2 million and $1.1 million included in Cost of revenue, Research and development and Selling, general and administrative.

[G]	Amounts for the nine months ended September 30, 2015, include remediation-related costs of $3.2 million included in Selling, general and administrative.

Appendix 1

Note:   Management believes that presenting non-GAAP measures is useful because they enhance investors’ understanding of how management assesses the performance of the Company’s businesses. Management uses non-GAAP measures for budgeting purposes, measuring actual results to budgeted projections, allocating resources, and in certain circumstances for employee incentive compensation. Effective first quarter 2015, the Company is using a constant non-GAAP tax rate, which management believes reflects the long-term average tax rate based on our international structure and geographic distribution of earnings. In addition, the Company is also using constant currency which removes estimated currency rate impacts and related hedge gains and losses from key performance indicators, which management believes facilitates a better understanding of trends in our business. Adjustments to GAAP results in determining non-GAAP results fall into the categories that are described below:

1) Restructuring charges and project costs

In recent years, the Company has initiated restructuring plans which have resulted in operating expenses which otherwise would not have been incurred. The size of these items can vary significantly from period to period, and the Company does not consider these items to be part of core operating expenses of the business.  Restructuring and related charges that are excluded from GAAP earnings to determine non-GAAP earnings consist of accelerated depreciation, asset impairments, employee termination benefits, pension and postretirement plan curtailments, inventory-related charges and contract termination and lease charges. They also include project costs that relate to the execution of the restructuring plans. These project costs are incremental to normal operating charges and are expensed as incurred, such as compensation costs for overlap staffing, travel expenses, consulting costs and training costs.

2) Acquisition and divestiture-related adjustments

In connection with acquisitions, management provides supplementary non-GAAP financial measures of revenue and expenses to normalize for the impact of business combination accounting rules as well as to exclude certain expenses which would not have been incurred otherwise.

a. Adjustments to Revenue

Due to business combination accounting rules, deferred revenue balances for service contracts assumed as part of acquisitions are adjusted down to fair value. Fair value approximates the cost of fulfilling the service obligation, plus a reasonable profit margin. Subsequent to acquisitions, management adds back the amount of amortized revenue that would have been recognized had the acquired company remained independent and had the deferred revenue balances not been adjusted to fair value.  Management reviews non-GAAP revenue to allow for more complete comparisons to historical performance as well as to forward-looking projections and also uses it as a metric for employee incentive compensation.

b. Amortization of intangible assets

Due to business combination accounting rules, intangible assets are recognized which were not previously presented on the balance sheet of the acquired company. These intangible assets consist primarily of purchased technology, customer relationships, trade names, in-process R&D and non-compete agreements. Subsequent to the acquisition date, some of these intangible assets begin amortizing and represent an expense that would not have been recorded had the acquired company remained independent. The total amortization of the acquired intangible assets varies from period to period, due to the mix in value and useful lives of the different assets. For the purpose of comparing financial results to historical performance as well as for defining targets for employee incentive compensation, management excludes the amortization of the acquired intangible assets on a non-GAAP basis.

c. Acquisition and integration costs

In connection with its acquisitions, the Company incurs expenses that would not have been incurred otherwise. The acquisition costs include items such as investment banking fees, legal and accounting fees, stock based compensation expense related to replacement awards issued to employees of acquired companies and costs of retention bonus programs for the senior management of acquired companies. Integration costs may consist of information technology expenses including software and systems to be implemented in acquired companies, consulting costs and travel expenses as well as non-cash charges related to the abandonment of assets under construction by the Company that are determined to be duplicative of assets of the acquired company and non-cash charges related to certain assets which are abandoned as systems are integrated across the combined entity. Acquisition and integration expenses also include costs associated with the Company’s rebranding announcement in April 2015 as well as related non-cash charges for the abandonment of certain obsolete marketing assets. The costs are expensed as incurred and can vary substantially in size from one period to the next. For these reasons, management excludes these expenses from non-GAAP earnings in order to evaluate the Company’s performance on a continuing and comparable basis.

d. Divestiture-related adjustments

In connection with divestitures, management provides supplementary non-GAAP financial measures of expenses to normalize for the impact of certain earnings and expenses which would not have been incurred otherwise. In 2013 the Company recognized a net gain on the sale of inkjet-related technology and assets, which consisted of a subsidiary, intellectual property and other assets, and transition services.  In addition, the Company has incurred costs related to the divestiture, such as employee travel expenses and compensation, consulting costs, training costs, and transition services. These costs are incremental to normal operating charges and are expensed as incurred. Management excluded the income and expenses from non-GAAP earnings in order to evaluate the Company’s performance on a continuing and comparable basis.

3) Actuarial gain/loss on pension plan

Lexmark elected during the fourth quarter of 2013 to change its method of accounting for mark-to-market (“MTM”) asset and actuarial gains and losses for its pension and other postretirement plans to improve transparency of operational performance. MTM is also a more preferable approach under generally accepted accounting principles. Under this MTM accounting approach, asset and actuarial gains and losses will be recognized in net periodic benefit cost in the period in which they occur, rather than being recognized in accumulated other comprehensive income and amortized over future periods. Lexmark management believes that it is appropriate to exclude MTM asset and actuarial gains and losses from non-GAAP financial measures due to the nature and underlying volatility of these gains and losses.  Further, management believes that MTM asset and actuarial gains and losses relate to market performance of assets, discount rates, and actuarial assumptions, which do not directly arise from the Company’s core operations, and the exclusion of these items from non-GAAP financial measures facilitates meaningful comparison both across periods and among entities.

4) Remediation-related adjustments

The Company implemented various remedial actions to address previously identified material weaknesses in internal control over accounting for income taxes. In connection with its remediation actions, the Company incurs expenses that would not have been incurred otherwise. The remediation-related costs include professional fees associated with the remediation actions being taken. These costs are incremental to normal operating charges and are expensed as incurred. Management excluded these expenses from non-GAAP earnings in order to evaluate the Company’s performance on a continuing and comparable basis.

Tax effects of non-GAAP adjustments

Effective this first quarter of 2015, Lexmark is using a constant non-GAAP tax rate of 30%, which management believes reflects the long-term average tax rate based on our global supply chain, including our geographic distribution of earnings. The long-term average rate is calculated after excluding the tax effect of the non-GAAP items described above. Further, the non-GAAP tax rate removes the variability introduced by discrete events such as tax law changes, tax authority settlements and other non-recurring items.  The Company believes the long-term non-GAAP tax rate eliminates the effects of non-recurring and period specific items which can vary in size and frequency, facilitating a meaningful comparison across periods.  This rate is subject to change over time for various reasons, including material changes in our geographic business mix, acquisitions and/or modifications to statutory tax rates.

Constant Currency

Lexmark presents certain measures, such as period-over-period revenue growth and operating income, on a constant currency basis, which excludes the effects of foreign currency translation. Due to the continuing strengthening of the U.S. dollar against foreign currencies and the overall variability of foreign exchange rates from period to period, Lexmark’s management uses these measures on a constant currency basis to evaluate period-over-period operating performance. Measures presented on a constant currency basis are calculated by translating prior period results at current period exchange rates and removing related hedge gains and losses.

In addition to GAAP results, management presents these non-GAAP financial measures to provide investors with additional information that they can utilize in their own methods of evaluating the Company’s performance. Management compensates for the material limitations associated with the use of non-GAAP financial measures by having specific initiatives associated with restructuring actions and acquisitions approved by management, along with their budgeted costs. Subsequently, actual costs incurred as a part of these approved restructuring plans and acquisitions are monitored and compared to budgeted costs to assure that the Company’s non-GAAP financial measures only exclude pre-approved restructuring-related costs and acquisition-related adjustments. Any non-GAAP measures provided by the Company may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.